For Immediate release:	Republic Airways Holdings Media Contact: Carlo Bertolini
Tel. (317) 484-6069 IR Contact: Timothy Dooley Tel. (317) 487-4308

Republic Airways Amends Delta Agreement to Add Eight E170 Aircraft

Indianapolis (January 31, 2011) – Republic Airways Holdings Inc. (NASDAQ: RJET) announced today it has amended its capacity purchase agreement with Delta Air Lines to provide for the addition of eight dual-class E170 aircraft.

The aircraft are expected to be placed into Delta Connection service between May and September 2011 and will have a term of six years from the in-service date for Delta.  After the addition of these aircraft, the Company and its subsidiaries will operate a total of 48 aircraft on behalf of Delta: 16 E175s, 8 E170s, and 24 E145s.

“We are pleased to grow our E-Jet relationship with Delta by adding these aircraft to our existing agreement,” said Bryan Bedford, chairman, president and CEO of Republic Airways. “This announcement reaffirms our commitment and desire to be a solutions provider for our network airline partners.”

The eight E170 aircraft are currently operating in service under Republic’s branded operation, Frontier Airlines. The Company expects to utilize E145 aircraft that are being removed from fixed-fee service with Continental in the second quarter of 2011 and Q400 aircraft that are currently held for sale to backfill a portion or all of the flying vacated by the removal of the E170s.

Republic Airways Holdings, based in Indianapolis, Indiana is an airline holding company that owns Chautauqua Airlines, Frontier Airlines, Lynx Aviation, Republic Airlines and Shuttle America, collectively "the airlines." The airlines offer scheduled passenger service on approximately 1,500 flights daily to 129 cities in 40 states, Canada, Costa Rica, and Mexico under branded operations at Frontier and through fixed-fee airline services agreements with five major U.S. airlines. The fixed-fee flights are operated under an airline partner brand, such as AmericanConnection, Continental Express, Delta Connection, United Express, and US Airways Express. The airlines currently employ approximately 11,000 aviation professionals and operate 275 aircraft.

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8909 Purdue Rd. Suite 300 Indianapolis, Indiana 46268   Tele: 317-484-6000 Fax: 317-484-4524 www.rjet.com